Exhibit 99.1

Notice of Blackout Period

Under the

Leggett & Platt, Incorporated Stock Bonus Plan

(As Required by Rule 104 Under SEC Regulation Blackout Trading Restriction)

To:	All Directors and Section 16 Officers of Leggett & Platt, Incorporated

From:	Scott S. Douglas, Senior Vice President – General Counsel & Secretary, Leggett & Platt, Incorporated

Date:	November 9, 2018

Subject:	Notice of Blackout Trading Restriction Period (the “BTR Blackout Period”)

Class of Securities Subject to the BTR Blackout Period

This notice is to inform you of significant restrictions on your ability to transact in the Company’s common stock, $.01 par value, (together with any derivative security thereof including options or units, “Leggett Stock”), during an upcoming BTR Blackout Period. The additional restrictions during this period are imposed on the Company’s directors and officers who are subject to Section 16 of the Securities Exchange Act of 1934, by Section 306(a) of the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission (“SEC”) Regulation Blackout Trading Restriction (“BTR”). The BTR Blackout Period is in addition to the Company’s regularly scheduled blackout period related to our earnings release under the Company’s insider trading policy.

The purpose of this Notice is to inform you of the impending BTR Blackout Period under the Leggett & Platt, Incorporated Stock Bonus Plan (the “Plan”), during which you will be generally prohibited from effecting any direct or indirect transactions in Leggett Stock that you acquired in connection with your service or employment as a director or officer of the Company. We are obligated under the Sarbanes-Oxley Act to provide you with this Notice, which contains specific information regarding the BTR Blackout Period. In addition, we are required to file this Notice with the SEC as part of a Form 8-K.

Reasons for Blackout Period and Plan Transactions to be Suspended

The Plan will be merged with and into the Leggett & Platt, Incorporated 401(k) Plan, effective December 31, 2018. As a result of this merger, Plan participants and beneficiaries will temporarily be unable to transfer funds into or out of Leggett common stock, as well as any other investment media.

During the period of restriction, Plan participants and beneficiaries will be unable to:

(i)	Purchase, sell, or otherwise acquire or transfer an interest in any of the investment alternatives in the Plan, including Leggett common stock;

(ii)	receive distributions or withdrawals from the Plan;

(iii)	receive loans from the Plan;

(iv)	make payroll percentage elections in the Plan; or

(v)	terminate their position in the Plan.

This period, during which participants and beneficiaries will be unable to exercise these rights otherwise available under the Plan, matches the time frame in the BTR Blackout Period referenced below. This BTR Blackout Period is necessary in order to allow the Plan record keeper to transfer the individual accounts, including Leggett common stock, from the Plan into the 401(k) Plan.

Length of Blackout Period

The BTR Blackout Period is expected to begin on December 26, 2018 at 3:00 p.m. Central Time and expected to end during the calendar week of January 6, 2019 through January 12, 2019. If the effective date of the Plan merger changes and Leggett is required to adjust the beginning date or the length of the BTR Blackout Period, Leggett will provide you with notice of such adjustment as soon as reasonably practicable. You may obtain, without charge, the actual beginning and ending dates of the BTR Blackout Period (during the blackout period and for a period of two years after the ending date of the blackout period) and answers to other inquiries about the BTR Blackout Period, by contacting Scott S. Douglas – Senior Vice President, General Counsel & Secretary, Leggett & Platt, Incorporated, No. 1 Leggett Road, Carthage, Missouri 64836, or by calling (800) 888-4569.

Restrictions on Directors and Section 16 Officers During the Blackout Period

Because participants and beneficiaries of the Plan will be unable to move assets into or out of Leggett common stock, as well as other restrictions discussed above, during the BTR Blackout Period, Leggett’s directors and Section 16 officers will be subject to the trading restrictions imposed under Section 306(a) of the Sarbanes-Oxley Act of 2002 for the duration of the BTR Blackout Period.

In accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and SEC Regulation BTR, the Company’s directors and Section 16 officers are prohibited during the BTR Blackout Period from:

(i)	purchasing, selling, or otherwise acquiring or transferring, directly or indirectly, any Leggett Stock acquired in connection with his or her service or employment as a director or officer;

(ii)	being awarded any “discretionary grant” of Leggett common stock, including options, units, or other equity securities;

(iii)	exercising options, whether or not in combination with the sale of underlying shares of Leggett common stock;

(iv)	transferring an investment of Leggett common stock in the Plan;

(v)	liquidating a position in a security tied to the value of Leggett common stock; and

(vi)	enrolling in a plan or establishing or changing the deferral percentage in a plan that offers Leggett common stock as an investment alternative.

Please note the following:

•

Prohibited transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).

•	There are exemptions for certain transactions including gifts, acquisitions in formula plans and other non-discretionary “automatic” transactions.

•

Although you are permitted to engage in transactions involving Leggett Stock that were not acquired in connection with your service or employment as a director or officer, there is a presumption that any such transactions are prohibited unless you can identify the source of the shares and show that you used the same identification for all related purposes, such as tax reporting and disclosure requirements.

•	These restrictions apply regardless of whether you participate in the Plan.

These restrictions apply in addition to the trading restrictions under the Company’s insider trading policy. If you engage in a transaction that violates these laws and regulations, you may be required to disgorge your profits from the transaction, and you may be subject to sanctions. Because of the complexity of the regulations and the severity of the penalties and other remedies, please contact me before engaging in any transaction involving Leggett Stock during the BTR Blackout Period.

Thank you.

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